EXHIBIT 10.31

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made effective as of the 1st day of November, 2010, by and between MUSIC1, LLC, a Florida limited liability company with its offices at 1450 South Miami Avenue, Miami, Florida 33130 (the "Corporation"), and STEPHEN STROTHER, a resident of the State of Georgia (the "Executive").

WHEREAS, the Corporation desires to retain the Executive in the position described herein, and the Executive desires to assume such position, on the terms and conditions set forth herein; and

WHEREAS, this Agreement is being entered into in connection with that certain Membership Interest Purchase Agreement as of October 22, 2010 (the "Purchase Agreement").

NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and intending to be legally bound hereby, the Corporation and the Executive agree as follows:

1. Employment; Duties.

(a) Employment and Employment Period. The Corporation will commence the employment of the Executive beginning on the Closing Date of the Purchase Agreement (the "Commencement Date") and shall continue to employ the Executive until the second anniversary date of the Closing (the "Initial Term"). Executive's employment shall then automatically renew for subsequent one year periods following the termination of the Initial Term or any subsequent term, unless either party gives written notice to the other at least 30 days prior to the termination of such period of its intent not to extend or renew this Agreement. The Corporation's timely election not to extend or renew this Agreement (in accordance with this subsection (a)) shall not trigger any severance obligation. The Initial Term and all subsequent terms are referred to herein as the "Employment Period."

(b) Offices, Duties and Responsibilities. The Executive shall hold the title of President of the Corporation and shall oversee the day-to-day operations of the Corporation's business. The Executive shall report to the Corporation's Chairman of the Board of Directors (the "Board") until a Chief Executive Officer is appointed by the Board, and then the Executive will report to the Chief Executive Officer who may define the roles of the Executive and other management. The Executive will split his time between the Corporation's headquarters at 1450 South Miami Avenue, Miami, Florida 33130 and the Corporation's Atlanta office at the discretion of the Executive or the direction of the Board of Directors. During the term of this Agreement, the Executive shall be elected to the Board of Directors.

(c) Devotion to Interests of the Corporation. Except as expressly authorized by the Board, until the effective date of notice of termination of this Agreement by either the Executive or the Corporation or the end of the Employment Period, the Executive shall render his business

services solely in the performance of his duties hereunder. The Executive shall use his best efforts to promote the interests and welfare of the Corporation.

2. Base Compensation and Fringe Benefits.

(a) Base Compensation. The Corporation shall pay the Executive a base salary at the rate of $200,000 per year, paid bi-monthly at the Corporation's normal payroll intervals, with deduction of such amounts as may be required to be withheld under applicable law and regulations.

(b) Fringe Benefits. The Executive shall be entitled to eligibility for enrollment in the Corporation's medical, dental and life insurance plans in accordance with the available coverage thereunder. All other benefits generally available to regular full-time employees will be made available to the Executive pursuant to the applicable personnel policies of the Corporation. In addition, the Executive shall receive fringe benefits generally available to other senior executives of the Corporation and approved by the Board. The Executive shall be entitled to two (2) weeks paid vacation per year. The Executive shall be entitled to fly business class for transoceanic travel. The Corporation shall pay or promptly reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his responsibilities hereunder. The Executive will be issued a corporate credit card for reasonable expenses directly related to the business of the Corporation.

(c) Bonus Compensation. The Executive shall be eligible for an annual target bonus equal to 50% of the Executive's Base Salary. The bonus will be based on achievement of certain Corporation-specific and Executive-specific performance objectives, mutually agreed upon between the Board and the Executive in good faith each Calendar Year of the Employment Period.

(d) Equity. The Executive shall be entitled to receive dividends, if and when paid by the Corporation, in the amount of his equity ownership of the Corporation (initially 3%).

3. Trade Secrets. The Executive shall not use (except for the benefit of the Corporation and its subsidiaries while employed hereunder) or disclose to anyone any of the Corporation's trade secrets or other confidential information. The term "trade secrets or other confidential information" includes, by way of example, matters of a technical nature, such as scientific, trade and engineering secrets, "know-how," formulae, secret processes, recipes or machines, inventions, computer programs (including documentation of such programs) and research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature to the extent not available to the public, and plans for future development. After termination of this Agreement, the Executive shall not use or disclose trade secrets or other confidential information unless such information (a) becomes a part of the public domain other than through a breach of this Agreement, (b) is disclosed to the Executive by a third party who is entitled to receive and disclose such information, (c) has been approved for release by the Corporation; or (vi) has been furnished by the Corporation (other than by the Executive) to a third party without a similar restriction on disclosure.

4. Return of Documents and Property. Upon the end of the Employment Period or

upon the effective date of notice of the Executive's or the Corporation's election to terminate this Agreement, or at any time upon the request of the Corporation, the Executive (or his heirs or personal representatives) shall deliver to the Corporation (a) all documents and materials containing trade secrets or other confidential information relating to the business and affairs of the Corporation and (b) all documents, materials and other property belonging to the Corporation, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

5. Discoveries and Works.

(a) All discoveries and works made or conceived by the Executive during his employment by the Corporation, jointly or with others, that relate to the Corporation's activities shall be owned by the Corporation. The term "discoveries and works" includes, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and works of authorship. The Executive shall (i) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Corporation to evidence or better assure title to such discoveries and works in the Corporation, (ii) assist the Corporation in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all such discoveries and works, and (iii) promptly execute, whether during his employment by the Corporation or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Corporation and to protect its title thereto. Set forth on **Schedule I** attached hereto is a list of inventions, patented or unpatented, including a brief description thereof, which are owned by the Executive, which the Executive conceived or made prior to his employment by the Corporation and which are excluded from this Agreement.

(b) In addition to the above, the Executive shall keep a log of all technical work performed by the Executive for the purposes of the Corporation's evaluation of the technical work and determination of whether such work produces patentable inventions (and for the protection of the Corporation's interest therein. The log shall be the confidential and proprietary property of the Corporation, and the Executive shall keep the log current and available to the Corporation at all times.

6. Termination; Resignation.

(a) Parties' Rights to Terminate. The Executive may terminate this Agreement by resignation at any time, upon 90 days' prior written notice (the "Notice Period"), and the Corporation may terminate this Agreement with "cause," as defined below. "Cause" shall mean (i) the continued, willful and deliberate failure of the Executive to perform his duties as set forth in this Agreement or as may be reasonably imposed from time to time on the Executive by law (whether or not reasonable, or by the Chief Executive Officer, or the Board, provided such duties are consistent with his position, duties and responsibilities as set forth in this Agreement) (other than any such failure resulting from incapacity due to physical or mental illness) and which is not cured within thirty (30) days of notice thereof from the Corporation, (ii) the engaging by the Executive in misconduct materially and demonstrably injurious to the Corporation, (iii) the conviction of the Executive for commission of a felony, whether or not such felony was committed in connection

with the Corporation's business.

(b) Termination for Cause; Resignation without Good Reason. In the event the Corporation terminates this Agreement for "cause" or the Executive resigns without "good reason," as defined herein, the Executive's rights hereunder shall cease as of the effective date of such termination, and Executive shall be entitled to payment of all amounts of Base Salary, any bonus payments actually earned but unpaid, accrued but unused vacation, reimbursements for appropriate expenses incurred prior to the termination date, and any other amounts payable under Corporation policy or applicable law that are due or accrued as of the termination date.

(c) Termination Without Cause or with Good Reason. In the event that the Corporation attempts to terminate Executive's employment without cause or the Executive terminates his employment for good reason, the Corporation shall issue to the Executive an option to repurchase A&R Live, LLC and the www.arlive.com and www.music1.com domain names for consideration of one U.S. dollar. The Corporation can cure any such default by paying the Executive an amount equal to the remaining Base Salary for the initial period.

(d) "Good reason" means (i) a reduction of the Executive's Base Salary or material benefits (for example, elimination of health care) as in effect immediately prior to such reduction; or (ii) material breach by the Corporation of this Agreement or the Purchase Agreement. The Corporation shall have a thirty (30) day period to cure any action that constitutes good reason in this subsection.

7. Disability; Death.

(a) If, prior to the expiration or termination of the Employment Period, the Executive shall be unable to substantially perform his duties by reason of disability or impairment of health for at least three consecutive calendar months, the Corporation shall have the right to terminate this Agreement by giving written notice to the Executive to that effect, but only if at the time such notice is given such disability or impairment is still continuing. After giving such notice, (i) the Employment Period shall terminate with the payment of the Executive's base compensation for the month following that in which notice is given and the payment of a pro rata portion of any bonus that would have been payable to Executive under Section 2(c) had he not become disabled and (ii) all of the Executive's benefits under this Agreement shall terminate, except that the Executive shall receive such accidental disability benefits to which the Executive may be entitled under the plans of the Corporation then in effect. In the event of a dispute as to whether the Executive is disabled within the meaning of this Section 7(a), either party may from time to time request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall establish a presumption as to whether the Executive has become disabled and the date when such disability arose. Such presumption shall become binding and conclusive upon the parties unless, within 20 days of the date of receipt of such written medical opinion, the party disputing such opinion provides a contrary written medical opinion from two doctors appointed by the same Chief of Staff which appointed the first doctor, in which event the opinions of the latter two doctors shall become binding and conclusive upon the parties. The cost of

any such medical examinations shall be borne by the Corporation, except that the Executive shall bear the cost of any medical examinations sought in order to rebut a presumption of disability.

(b) If, prior to the expiration or termination of the Employment Period, the Executive shall die, the Corporation shall pay to the Executive's estate (or to the revocable living trust previously specified by the Executive) his base compensation through the end of the month following that in which the Executive's death occurred and a pro rata portion of any bonus (if any) that would have been payable to the Executive under Section 2(c) had his death not occurred, at which time the Employment Period shall terminate without further notice. In addition, all of the Executive's benefits under this Agreement shall terminate, except that the Executive's estate shall receive such accidental death benefits to which the Executive may be entitled under the plans of the Corporation then in effect.

(c) Nothing contained in this Section 7 shall impair or otherwise affect any rights and interests of the Executive under any compensation plan or arrangement of the Corporation which may be adopted by the Board.

8. Non-Competition/Non-Solicitation.

(a) During the term of this Agreement and, if the Corporation terminates Executive's employment with cause or the Executive terminates his employment without good reason, for a period of one year following the termination of this Agreement, the Executive will not compete directly with the Corporation, or any of its parent corporations, subsidiaries or affiliates that the Executive is reasonably expected to have working or insider knowledge from information or experience gained from Executive's employment with the Corporation, in the businesses of the Corporation or such parent corporation, subsidiary or affiliate, including, without limitation, the Corporation's online media technology development business. Such restriction shall include, but not be limited to, direct ownership of any interest in a business that is in competition (as described above) with the Corporation, and being an officer, shareholder, director, executive or contractor of or consultant to any such business, whether or not for compensation; provided that, the foregoing shall not prohibit Executive from owning five percent (5%) or less of the outstanding equity securities of any corporation or entity. For the avoidance of doubt, the non-competition clause shall not preclude Executive from working in the interactive business, except where such work is directly competitive with Corporation, *i.e.* on projects undertaken by Corporation, being bid on by Corporation, or the like. The Executive further agrees that, during the above period, and in any event for six (6) months following the expiration of the Term, he will not, in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit any of the Corporation's executives, employees, or consultants.

(b) If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law. The Executive expressly agrees that breach of the foregoing would result in irreparable injuries to the Corporation, that the remedy at law for any such breach will be inadequate and that upon breach of this provision, the Corporation,

in addition to all other available remedies, shall be entitled as a matter of right to seek injunctive relief in any court of competent jurisdiction.

9. Enforcement. The Executive agrees that the Corporation's remedies at law for any breach or threat of breach by him of the provisions of Sections 3, 4, 5 and 8 hereof will be inadequate, and that the Corporation shall be entitled to an injunction or injunctions (and temporary restraining orders and preliminary injunctions, as the case may be) to prevent breaches of the said provisions and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which the Corporation may be entitled at law or equity.

10. Severability. Should any provision of this Agreement be determined to be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Assignment. The Executive's rights and obligations under this Agreement shall not be assignable by the Executive. The Corporation's rights and obligations under this Agreement shall be assignable by the Corporation, including as incident to the transfer, by merger or otherwise, of all or substantially all of the business of the Corporation. In the event of any such assignment by the Corporation, all rights of the Corporation hereunder shall inure to the benefit of the assignee.

12. Notices. Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered or mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail. Unless otherwise changed by notice, notice shall be properly addressed to Executive if addressed to:

Stephen Strother
2280 Wren Road
Conyers, GA 30058
Email: ss@arlive.com

and properly addressed to the Corporation if addressed to:

Music1, LLC
1450 South Miami Avenue
Miami, Florida 33130
Email: cwolfe@music1.com

13. Arbitration. Any controversy or claim arising out of or relating to this Agreement that cannot be resolved and which is the result of a breach or termination of this Agreement shall be resolved, as follows:

(a) The dispute or controversy will be settled finally and exclusively by binding arbitration in accordance with and through the Commercial Arbitration Rules ("Rules") of the American Arbitration Association ("AAA") in effect on the date of this Agreement.

(b) The place of the arbitration shall be Miami, Florida, United States of America. Each party hereby irrevocably agrees that service of process, summons, notices or other communications related to the arbitration procedure shall be deemed served and accepted by the other party if given in the same manner as provided under the notice provisions of this Agreement. Witnesses residing outside of the State of Florida may testify telephonically.

(c) The language to be used in the arbitration shall be English.

(d) The arbitration shall be conducted by one arbitrator. Upon request, the AAA will produce a list of 10 potential arbitrators familiar with international commercial legal issues. The parties will attempt to agree on one arbitrator. Failing to agree, the AAA shall appoint an arbitrator pursuant to the Rules. Each party will eliminate one arbitrator from the list (the party that did not bring the arbitration will eliminate first) until there is only one potential arbitrator remaining, who shall be in arbitrator.

(e) Judgment upon the written award rendered by the panel of arbitrators may be entered in any court or record of competent jurisdiction in any country, or application may be made to such court of judicial acceptance of the award and an order of enforcement, as the law of such jurisdiction may require or allow.

(f) The cost of the arbitration proceedings shall be determined under the respective rules for cost of arbitration of the AAA in effect at the time of the request for arbitrations. All expenses of the arbitration, including reasonable attorney's fees, shall be borne by the losing party to the arbitration or, as the case may be, shall be prorated to properly reflect any partial prevailing or losing of the parties to the arbitration, as determined by the arbitrators in the written award.

(g) The panel of arbitrators specifically shall have the power to grant equitable relief upon request of either party.

14. Award to Prevailing Party in Dispute. In the event either of the parties to this Agreement commences any action or proceeding arising out of, or relating in any way to, this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded to such party, his or its costs, expenses and reasonable attorneys' fees.

15. Indemnification. Executive shall be eligible for indemnification to the fullest extent permitted under the Corporation's by-laws and covered by directors and officers' insurance coverage and indemnifications for acts and omissions in accordance with the Corporation's applicable policies.

16. Miscellaneous. This Agreement and the Purchase Agreement constitute the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter

hereof, and there are no written or oral terms or representations made by either party other than those contained herein. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Florida. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of the day and year first above written.

MUSIC1, LLC	EXECUTIVE
By: /s/ **Curtis Wolfe** Name: Curtis Wolfe Title:	[signature] Stephen Strother